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                                                                     Exhibit 3.3

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 11:28 AM 06/12/2003
                                                       FILED 11:22 AM 06/12/2003
                                                    SRV 030388116 - 3620146 FILE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              VI ACQUISITION CORP.

      The undersigned, VI Acquisition Corp. (the "Corporation"), having filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 30, 2003, does hereby amend and restate its Certificate of Incorporation and certify as follows:

      I. That the Board of Directors of the Corporation, adopted a resolution by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, as amended from time to time (the "GCL") setting forth the Amended and Restated Certificate of Incorporation set forth below (the "Certificate"), declaring it advisable and voting in favor of the adoption of the Certificate.

      II. That the Corporation has not received any payment for any of its stock.

      III.  That the Certificate has been duly adopted in accordance with
Section 241 of the GCL:

      FIRST: Corporate Name. The name of the corporation is "VI Acquisition
Corp."

      SECOND: Registered Office. The address of the registered office of the Corporation is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

      THIRD: Corporate Purpose. The nature of the business of the Corporation or the purposes of the Corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the GCL.

      FOURTH: Capital Stock.

      (A) Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Three Million (3,000,000) shares, of which (i) Two Million Eight Hundred Thousand (2,800,000) shares shall be designated Common Stock, $0.0001 par value per share (the "Common Shares"), and (ii) Two Hundred Thousand (200,000)
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shares shall be designated Preferred Stock, $0.0001 par value per share (the
"Preferred Stock"), of which One Hundred Thousand (100,000) shares of Preferred Stock shall be designated Series A Preferred Stock, $0.0001 par value per share (the "Series A Preferred Stock").

      (B)   Terms of Preferred Stock.

      Section 1. Authority of Board to Fix Terms of Certain Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock other than the Series A Preferred Stock in one or more additional classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the GCL, including, without limiting the generality of the foregoing, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

      Section 2. Series A Preferred Stock. Notwithstanding the provisions of
Section 1, the terms of the Series A Preferred Stock are established in Article FOURTH Section (D) below and nothing in Section 1 shall be deemed to confer any authority on the Board of Directors to establish different or additional terms applicable to the Series A Preferred Stock.

      (C)   Common Stock.

      Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in Article FOURTH Section (G) below.

      Section 1. General. The voting, dividend and liquidation rights of the holders of Common Shares are subject to, and qualified by, the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors.

      Section 2. Voting. At every meeting of the stockholders of the Corporation, every holder of Common Shares shall be entitled to one (1) vote per person or by proxy for each Common Share standing in such holder's name on the transfer books of the Corporation.

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      Section 3. Dividends. Subject to the terms of the Financing Documents, dividends may be declared and paid on the Common Shares from funds lawfully available therefor as, if and when determined by the Board of Directors and subject to any limitations or restrictions contained in, or any preferential dividend rights of, any then outstanding series of Preferred Stock. Stock dividends payable on Common Shares may be paid only in Common Shares.

      Section 4. Liquidation. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation, holders of Common Shares will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding series of Preferred Stock.

      (D)   Series A Preferred Stock.

      Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in Article FOURTH Section (G) below.

      Section 1. Dividends.

      1A.   General Obligation. Subject to the terms of the Financing Documents, when and as declared by the Corporation's Board of Directors and to the extent permitted under the GCL, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred Stock as provided in this Section
1. Dividends on each share of the Series A Preferred Stock (a "Share") shall accrue on a daily basis at the rate of ten percent (10%) per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or (ii) the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

      1B.   Dividend Reference Dates. To the extent not paid on March 31, June
30, September 30 and December 31 of each year, beginning September 30, 2003 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall he accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

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      1C.   Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

      Section 2. Liquidation.

      Subject to the terms of the Financing Documents, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder plus all accrued and unpaid dividends thereon, and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value plus all accrued and unpaid dividends of the Series A Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each Common Share in connection with such liquidation, dissolution or winding up.

      Section 3. Voting Rights.

      Except as otherwise provided herein and as otherwise required by applicable law, the Series A Preferred Stock shall have no voting rights; provided that each holder of Series A Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

      Section 4. Amendment and Waiver.

      No amendment, modification or waiver shall be binding or effective with respect to any provision of ARTICLE FOUR Section (D) hereof without the prior written consent of the holders of a majority of the Series A Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (i) the rate at which or the manner in which dividends on the Series A Preferred Stock accrue or the times at which such dividends become payable or
(ii) the percentage required to approve any change described in clause (i) above, without the prior written consent of the holders of a majority of the Series A Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the

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Corporation has obtained the prior written consent of the holders of a majority of the Series A Preferred Stock then outstanding.

      (E)   Registration of Transfer.

      The Corporation shall keep at its principal office a register for the registration of shares of its capital stock. Upon the surrender of any certificate representing any shares of capital stock of the Corporation at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and, with respect to the Series A Preferred Stock, dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate to the holder thereof.

      (F)   Replacement.

      Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and, with respect to the Series A Preferred Stock, dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate to the holder thereof.

      (G)   Definitions.

      "Financing Documents" means collectively, the following documents, each of which is anticipated to be dated as of June 13, 2003 (provided that if such documents are actually dated a later date, this definition will be automatically amended to mean the following documents dated as of such date), and all amendments or supplements to any such documents: (i) that certain Credit Agreement by and among the Corporation, Midway Investors Holdings, Inc., VICORP Restaurants, Inc., Suntrust Bank, a Georgia banking corporation, as Issuing Bank and Administrative Agent for the lending institutions described below, BNP Paribas, as Syndication Agent, Suntrust Capital Markets, Inc., as a Joint Lead Arranger, BNP Paribas Securities Corporation, as a Joint Lead Arranger, and the various lending institutions listed on Schedule 1 to the Credit Agreement, (ii) that certain Investment Agreement by and among the Corporation, Midway Investors Holdings, Inc., VICORP Restaurants, Inc., certain subsidiaries of VICORP

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Restaurants, Inc., Allied Capital Corporation, Gleacher Mezzanine Fund I, L.P.,
Gleacher Mezzanine Fund P, L.P., and SunTrust Equity Funding, LLC (the "Investment Agreement"), (iii) those certain Preferred Warrants issued in connection with the Investment Agreement, and (iv) the documents executed and delivered pursuant to such agreements.

      "Liquidation Value" of any share of Series A Preferred Stock as of any particular date shall be equal to $1,000.00.

      (H)   Notices.

      Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder and any warrantholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

      (I)   Senior Indebtedness.

      In the event that any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, shall be received by the holders of Common Shares or Preferred Stock on account of any Liquidation Value or any Dividends, as the case may be, before all indebtedness for borrowed money under the Financing Documents is paid in full in cash, or otherwise consented to in writing by the parties to the Financing Documents, such payment or distribution shall be received and held in trust by such holder of Common Shares or Preferred Stock for the benefit of the holders of such indebtedness for borrowed money under the Financing Documents, or their respective representative, ratably according to the respective amounts of such indebtedness held or represented by each, to the extent necessary to make payment in full in cash of all such indebtedness remaining unpaid after giving effect to all concurrent payments and distributions and all provisions therefore to or for the holders of such indebtedness.

      FIFTH: Elections of directors need not be by written ballot.

      SIXTH: The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the bylaws of the Corporation.

      SEVENTH: The Corporation shall have the right to indemnify the officers and directors of the Corporation to the fullest extent permitted under the GCL, as well as to reimburse indemnified officers and directors for fees and costs incurred to enforce any indemnification rights granted to them by the Corporation.

      EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing

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violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to any provision of this Certificate of Incorporation in accordance with subsection (a) of Section 141 of the GCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the GCL.

      NINTH: Other than as specifically set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the GCL.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK.]

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      IN WITNESS WHEREOF, VI Acquisition Corp. has caused this Amended and
Restated Certificate of Incorporation to be executed on this 12th day of June, 2003.

                                                     VI ACQUISITION CORP.

                                                     By: /s/ Michael J. Solot
                                                         -----------------------
                                                             Michael J. Solot
                                                             President

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